Road from Laiyegou Coal Mine to Xuejiawan Town

Scale 1:1250000

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37350
37400
37450
37500
37550
Baotou City
Hohhot City
No.110 National Road
No.110 National Road
Dongsheng
Xuejiawan Town
No.109 National Road
Laiyegou Coal Mine

Note: Road marked in pink is from Laiyegou Coal Mine to Xuejiawan Town